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[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

Exhibit 5.1

September 29, 2004

La Quinta Corporation
Suite 600
909 Hidden Ridge
Irving, Texas 75038

La Quinta Properties, Inc.
Suite 600
909 Hidden Ridge
Irving, Texas 75038

        Re: Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to La Quinta Properties, Inc., a Delaware corporation (the "Company"), and La Quinta Corporation, a Delaware corporation (the "Guarantor"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of new 7% Senior Notes due 2012 (the "Exchange Notes") to be registered under the Act for any and all outstanding 7% Senior Notes due 2012 (the "Old Notes" and together with the Exchange Notes, the "Notes") and (ii) the guaranty of the Exchange Notes by the Guarantor.

        The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture (the "Indenture") dated as of August 19, 2004, by and among the Company, the Guarantor and U.S. Bank Trust National Association, as trustee (the "Trustee"), which provides for the guarantee (the "Guarantee") of the Notes by the Guarantor. The Indenture and the Exchange Notes are referred to herein as the "Transaction Documents".

        We have examined originals or certified copies of such corporate records of the Company and the Guarantor and other certificates and documents of other officials of the Company and the Guarantor, public officials and others as we have deemed appropriate for purposes of this letter.

1700 Pacific Avenue, Suite 4100 / Dallas, Texas 75201 / 214.969.2800 / fax: 214.969.4343 / www.akingump.com

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed, with respect to all parties to the Transaction Documents other than the Company and the Guarantor, the legal capacity of natural persons, corporate or other power, the due authorization, execution and delivery of the Transaction Documents by the parties thereto, that the Exchange Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication on each Exchange Note will be manually signed by one of the Trustee's authorized officers. In addition, we have assumed that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and (iii) the Exchange Notes have been issued, executed, authenticated and delivered in accordance with the terms of the Indenture against receipt of the Old Notes surrendered in exchange thereof:

  1.
  The Exchange Notes will be valid and binding obligations of the Company; and

  2.
  The Guarantee will be a valid and binding obligation of the Guarantor.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") other than a review of: (i) the Laws of the State of New York, (ii) the Delaware General Corporation Law and (iii) the federal securities Laws of the United States of America. For purposes of this opinion, the term "Included Laws" means the items described in clauses (i), (ii) and (iii) or the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated in the Transaction Documents.

B.
The opinions expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and any waiver of liability thereunder.

C.
We express no opinion as to the actual jurisdiction whose laws will or should govern the Transaction Documents or any issue thereunder. We have assumed that all documents and agreements will be governed by and construed in accordance with the internal law of the jurisdiction specified by the parties therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

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  Exhibit 5.1